Exhibit 10.33

July 11, 2019

Dennis Donohoe

[Omitted pursuant to Item 601(a)(6)]

[Omitted pursuant to Item 601(a)(6)]

[Omitted pursuant to Item 601(a)(6)]

[Omitted pursuant to Item 601(a)(6)]

Offer of Employment

Dear Dr. Donohoe,

We are pleased to offer you the position of Chief Medical Officer at Orchestra BioMed, Inc. (OBIO) and are excited about the prospect of having you join us as an employee. You will be reporting to Darren Sherman (President and COO of OBIO). The starting date for your employment is July 15th, 2019.

The following are the terms and conditions of our offer of employment:

1.	Your base salary will be $300,000 per year, paid in accordance with the payroll practices of Orchestra BioMed in effect (currently 24 pay periods per year).

2.	Your position with OBIO is an “exempt” position for purposes of the Federal Fair Labor Standards Act.

3.	You will be eligible for an annual incentive based bonus. The bonus will be awarded based on the achievement of milestones determined by the board of directors of OBIO and will be paid in accordance with, and subject to the terms of, OBIO’s annual bonus payment practices as may be in effect from time to time.

4.	In addition to your base salary and bonus compensation, you will be eligible to participate in OBIO’s health benefit plans with a monthly contribution by you of 25% of the premium cost. You will also be eligible to participate in a company sponsored (non-matching) 401k plan, subject to the eligibility, vesting and other terms of these plans. Please be aware that OBIO may change its benefits (and any required employee contribution) as it may determine from time to time.

5.	Your will be eligible to receive equity compensation of 60,000 shares (inclusive of options in consulting agreement of 32,500 options post split) of OBIO common stock through participation in OBIO’s incentive stock option plan that will vest based on milestones determined by the OBIO board of directors and as set forth in the OBIO Stock Plan. All grants of equity compensation are subject to approval by the OBIO board of directors.

6.	You will also receive four weeks (20 days) of paid vacation annually, which will be accrued based on your start date.

7.	As OBIO’s proprietary information is extremely important, this offer of employment is expressly subject to your signing the attached Confidential Information and Invention Assignment and Arbitration Agreement.

8.	In accordance with the Federal Immigration Reform and Control Act, this offer is contingent upon your satisfactorily providing documents proving your identity and demonstrating that you are authorized to work in the United States. You must complete an “I-9 form” no later than three days after your employment commences.

9.	OBIO reserves the right to make this offer contingent upon completion of a satisfactory background investigation, including, but not limited to, verification of former employment, professional certifications, criminal record, designations or licenses, and general financial information (including, without limitation, academic, business, and other references). If we elect to conduct a background investigation, you will be asked to sign a separate background investigation authorization form.

10.	If you are not legally able to work in the United States, if you fail to consent to a background investigation or any part of the background investigation proves unsatisfactory to OBIO, we reserve the right to rescind this offer of employment or terminate your employment immediately without any prior notice to you.

11.	This Offer Letter does not constitute a guarantee of employment. Your employment is “at-will.” This means that OBIO has the right to terminate your employment at any time, with or without cause, and without further obligation to you other than payment of amounts that are required under applicable law.

12.	Payments to you hereunder are subject to applicable federal, state and local wage withholding requirements.

* * * *

We look forward to a successful and rewarding working relationship. If you have any questions regarding the above, please feel free to call Darren Sherman at [Omitted pursuant to Item 601(a)(6)]. This offer is contingent upon your written acceptance prior to 8pm ET on Friday, July 12, 2019.

Orchestra BioMed, Inc.

By:	/s/ Darren Sherman
Darren Sherman
President and COO

Accepted and Agreed:

This 15th day of July, 2019

/s/ Dennis Donohoe
Dennis Donohoe

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